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                                                                    EXHIBIT 99.1


                              [CENTEX LETTERHEAD]


NEWS RELEASE
--------------------------------------------------------------------------------

                                                           FOR IMMEDIATE RELEASE

For additional information, contact at 214/981-5000:
LELDON E. ECHOLS, EVP and Chief Financial Officer
SHEILA E. GALLAGHER, VP - Corporate Communications
HTTP://WWW.CENTEX.COM


                   CENTEX HOMES SALES FOR QUARTER INCREASE 36%
       COMPANY EXPECTS SECOND QUARTER EARNINGS TO RISE 15% OVER A YEAR AGO


         DALLAS, TEXAS (Sept. 23, 2002): Centex Corporation (NYSE:CTX) reported today that home sales for the first 12 weeks of its 13-week fiscal second quarter ending Sept. 30, 2002 were 36% higher than sales at the same time in the year-ago quarter. The company added that its home building backlog was up approximately 22% over the backlog reported at the same time in the prior fiscal year.

          Centex noted that the increased home sales have been generated internally by opening more neighborhoods. No new home building acquisitions have been completed during the fiscal year.

         Centex confirmed that its second quarter earnings this year will be about 15% higher than second quarter earnings a year ago, which is consistent with the consensus estimate of $1.73 for the current quarter.

         The company said it is making these announcements because Centex's senior management will be meeting with Wall Street investors on Tuesday, Sept. 24.

         Centex, through its subsidiaries, ranks among the nation's leading home builders, non-bank-affiliated retail mortgage originators and general contractors. Centex also has operations in home services and investment real estate and currently owns approximately 65% of Centex Construction Products, Inc., a publicly traded company.

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Forward-Looking Statements. The "Outlook" section of this press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the context of the statement and generally arise when the Company is discussing its beliefs, estimates or expectations. These statements are not guarantees of future performance and involve a number of risks and uncertainties. Actual results and outcomes may differ materially from what is expressed or forecast in such forward-looking statements. The principal risks and uncertainties that may affect the Company's actual performance and results of operations include the following: general economic conditions and interest rates; the cyclical and seasonal nature of the Company's businesses; adverse weather; changes in property taxes and energy costs; changes in federal income tax laws and federal mortgage financing programs; governmental regulations; changes in governmental and public policy; changes in economic conditions specific to any one or more of the Company's markets and businesses;
competition; availability of raw materials; and unexpected operations difficulties. These and other factors are described in the Company's most recent Annual Report on Form 10-K for the fiscal year ended March 31, 2002, which is filed with the Securities and Exchange Commission.